EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY PROVIDES 2009 GUIDANCE

▪	Initial EPS Guidance of $3.30 to $3.80 Per Share

▪	Initial Adjusted EBITDA Guidance of $190 to $200 Million

▪	Average Sales Price in CAPP YTD 2009 $90.13 Per Ton Compared with $57.66 Per Ton in Fourth Quarter 2008

RICHMOND, VA., February 27, 2009 – James River Coal Company (NASDAQ:JRCC), a producer of steam and industrial-grade coal, today released guidance for 2009.

The guidance contained below represents forecasts, which indicate a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates.  While James River believes that these forecasts represent the best estimate of management as to future events, actual events will differ from these forecasts, and such differences could be material.  These forecasts are subject to risks identified under “forward-looking statements” below.

Peter T. Socha, Chairman and Chief Executive Officer, commented: “We are extremely pleased to provide this initial guidance for 2009 to our shareholders and other interested parties.  We are very fortunate in many ways.  Most importantly, our current contracting position will provide us with a significant financial cushion during a period of soft coal prices. Secondly, the flexible structure of our mine operations will allow us to adjust production schedules quickly to adapt to changes in the market environment.  In short, we are now in a position to protect our downside, invest modestly through a downturn, and take advantage of rising prices when the market has adjusted.”

GUIDANCE

	2009 Guidance

Total JRCC Operations
(In 000's except EPS and tax rate)

Adjusted EBITDA (1)	$190,000	to	200,000
Selling, General and Administrative	35,000
Depreciation, Depletion and Amortization	65,000
Tax Rate	15%
Earnings Per Share	$3.30	to	3.80

Capital Expenditures

Maintenance Capital	$55,000
Federal and State Safety Mandates	10,000
Upgrade Existing Equipment Fleet	10,000

	$75,000

Central Appalachia Operations
(In 000's except per ton amounts)

Shipments (tons)	7,400	to	7,600
Cash Cost (per ton)	$60.00

Midwest Operations
(In 000's except per ton amounts)
Shipments (tons)	3,561
Cash Cost (per ton) (2)	$31.00

(1) Adjusted EBITDA is defined under “Reconciliation of Non-GAAP Measures" in this release.
Adjusted EBITDA is used to determine compliance with financial covenants in our senior secured credit facilities.

(2) Cash costs for the Midwest Operations include an estimate for expected fuel index adjustments.

CAPP Cash Costs Bridge

Q4 - 2008 Cash Costs	$56.15

Increased sales related costs	3.85

2009 Cash Costs	$60.00

CAPP Shipment Bridge (1)

2008 Shipments	8,271

Purchase Coal	(249)
Market Related Adjustments (net)	(522)

2009 Shipments	7,500

(1) Based on mid-point of guidance range

SALES POSITION

As of February 26, 2009, we had the following priced sales position:

	2009 Priced (1)
	As of October 31, 2008		As of February 26, 2009		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP	5,941	$96.19	6,630	$93.45	689	$69.82
Midwest (2)	3,414	$34.54	3,561	$34.27	147	$28.00

	2010 Priced
	As of October 31, 2008		As of February 26, 2009		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP	3,800	$108.42	3,800	$108.42	-	$-
Midwest (2)	813	$43.61	813	$43.61	-	$-

	2011 Priced
	As of October 31, 2008		As of February 26, 2009		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP	2,000	$125.00	2,000	$125.00	-	$-
Midwest (2)	-	$-	-	$-	-	$-

(1) 2009 tonnage includes carryover tons from CAPP and the Midwest.
(2) The prices for the Midwest are minimum base price amounts adjusted for projected fuel escalators.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers.  The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates, guidance or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to diversify our operations; failure to exploit additional coal reserves; the risk that reserve estimates are inaccurate; increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; our dependency on one railroad for transportation of a large percentage of our products; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; our compliance with debt covenants; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures

EBITDA is a measure used by management to measure operating performance.  We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance.  We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates.  In addition, we use EBITDA in evaluating acquisition targets.

Adjusted EBITDA is the amount used in our current debt covenants.  Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges.  Adjusted EBITDA is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

EBITDA and Adjusted EBITDA are not recognized terms under US GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with US GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity.  Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Additionally, EBITDA or Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.